Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-113076, 333-70111, 333-30394, 333-68828, 333-62434 and 333-126058) and in the related Prospectuses and  on Form S-8 (Nos. 333-61555, 333-87485, 333-89964 and 333-127014) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., of our report dated March 15, 2006 (except for Note 24 as to which the date is July 11, 2006) with respect to the consolidated financial statements and schedule of SL Green Realty Corp. included in this Current Report (Form 8-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

New York, New York

September 18, 2006